Exhibit 99.1


               MEDCATH CONFIRMS ITS MEDICARE ACCOUNTING TREATMENT
                            AS SOUND AND APPROPRIATE

         JCAHO Option for Initial Medicare Inspection Announced by HCFA

         Charlotte, North Carolina (July 16, 1996) - MedCath Incorporated (Nasdaq/NM:MCTH) today announced that the Company had engaged Ernst & Young LLP, independent auditors, to conduct certain procedures related to the accounting treatment for the billing and recording of Medicare patient revenues in its McAllen Heart Hospital during the period from January 24, 1996, (date the hospital received its Medicare certification) to March 31, 1996. The Company believes that, based upon the work of Ernst & Young and its own review, the McAllen Heart Hospital records revenue in accordance with GAAP and industry standards.

         Stephen R. Puckett, president of MedCath Incorporated, said, "MedCath is very pleased that the results of the work of Ernst & Young, coupled with our own review, confirm our position that the Company's policies regarding the recognition of Medicare revenues at the McAllen Heart Hospital are sound and appropriate. We remain dedicated to the basic fundamentals of our business, and we expect to aggressively continue to develop heart hospitals"

          MedCath also announced that it expects its second heart hospital in Little Rock, Arkansas, to receive timely Medicare certification and open on schedule. Historically, for a hospital to receive Medicare certification, it must successfully complete an initial survey in accordance with the rules established by the Health Care Financing Administration (HCFA), an agency of the Department of Health and Human Services within the federal government which sets guidelines for Medicare. Potential delays in Medicare certification by HCFA due to reduced federal funding are now unlikely since the Department of Health and Human Services recently agreed to accept the successful completion of an initial survey by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) for entry into the Medicare program.

         In commenting on the Little Rock heart hospital, Mr. Puckett said, "We are pleased with the progress being made with the construction of the 84-bed Arkansas Heart Hospital. When completed, the facility will be fully equipped for cardiologists and cardiovascular surgeons to perform a comprehensive range of diagnostic, interventional and surgical services. We are also pleased to learn that we have another source through which we can obtain Medicare certification once the hospital is operational."





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Exhibit 99.1 continued

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has three additional heart hospitals under development, manages two medical practices comprised of a total of 63 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operated mobile cardiac catheterization laboratories serving networks of hospitals.







































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